Exhibit 5

                                  May 25, 2004

Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington DC  20549

Re: 50,000 Shares of Common Stock $0.15 Par Value Per Share Issued Pursuant to the Omnicom Group Inc. Director Equity Plan

Ladies and Gentlemen:

      I am acting as counsel for Omnicom Group Inc., a New York corporation (the "Company"), in connection with the issuance and sale of up to 50,000 shares of Common Stock, $0.15 par value per share, of the Company (the "Shares") pursuant to the Omnicom Group Inc. Director Equity Plan (the "Plan").

      In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.

      My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the Business Corporation Law of the State of New York, including the applicable provisions of the Constitution of the State of New York and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of New York or any other jurisdiction.

      I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act"). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,

                                        /s/ Michael J. O'Brien
                                        ----------------------------------------
                                        Michael J. O'Brien